EXHIBIT 6.10

First Amendment

To

Put Call Agreement

This First Amendment (this “First Amendment”) to that certain Put Call Agreement by and among Institute for Wealth Management Holdings, Inc., a Delaware corporation (“IWMH”), Michael Dugan and Ann Dugan (Michael Dugan and Ann Dugan, collectively the “Shareholder”), Institute for Wealth Holdings, Inc. (formally known as Cherry, Inc.) (the “Company”), and Cherry Acquisition, Inc. (“Merger Sub”) is made and effective as of January 18, 2018 (the “First Amendment Effective Date”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement (as defined below).

Recitals

WHEREAS, IWMH, Shareholder, the Company, and Merger Sub entered into that certain Put Call Agreement dated January 11, 2017 (the “Agreement”); and

WHEREAS, prior to the First Amendment Effective Date, Merger Sub merged into IWMH and IWMH became a wholly-owned subsidiary of the Company; and

WHEREAS, the parties acknowledge that the Company changed its name from Cherry, Inc. to Institute for Wealth Holdings, Inc.; and

WHEREAS, on December 18, 2017, Shareholder provided the Company an Anniversary Put Notice, exercising the right to cause the Company to purchase all (but not less than all) of the Shares as set forth in Section 1.02 of the Agreement; and

WHEREAS, on December 22, 2017, IWMH was dissolved in the State of Delaware; and

WHEREAS, Shareholder, and the Company (as successor to IWMH) desire to amend the terms and conditions of the Agreement as set forth herein.

NOW THEREFORE, in consideration of these premises and the mutual undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder, and the Company, intending to be legally bound, agree as follows:

Agreement

1.	Section 1.02. Section 1.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 1.02. Anniversary Put Right. The Shareholder shall have the right to cause the Company to purchase all (but not less than all) of the Shares as set forth in this Section 1.02. Except if the Shareholder receives a Liquidation/Conversion Notice, the Shareholder must deliver written notice of such exercise (an “Anniversary Put Notice”) to the Company on or before the first anniversary of the Effective Date. If the Shareholder does not deliver an Anniversary Put Notice on or before the first anniversary of the Effective Date, the Shareholder’s put right pursuant to this Section 1.02 shall be forfeited and of no force and effect. Upon receipt of such an Anniversary Put Notice by the Company from the Shareholder within the time period specified above, the Shareholder shall sell, and the Company shall purchase, all of the Shares free and clear of all liens and encumbrances, and the sale and purchase shall close on or before April 18, 2018. The purchase price for the Shares shall be $350,000 (the “Purchase Price”).”

2.	No Other Amendment. Except as expressly set forth in this First Amendment, all of the terms and conditions of the Agreement will remain in full force and effect, without any change whatsoever.

3.	Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which when taken together will constitute one (1) and the same instrument. Facsimile signatures or scanned documents will be deemed originals.

4.	Conflict. In the event there is any conflict between the terms and conditions of this First Amendment and the terms and conditions of the Agreement, the terms and conditions of this First Amendment will prevail.

5.	Entire Agreement. The Agreement and this First Amendment constitute the entire agreement between the parties with respect to the subject matter of the Agreement and this First Amendment and supersede all previous agreements, oral or written, between the parties concerning the subject matter of the Agreement and/or this First Amendment. No modification or amendment of the terms and conditions of the Agreement and/or this First Amendment will be effective except by a writing executed by both parties.

Confidential and Proprietary

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this First Amendment as of the First Amendment Effective Date.

Institute For Wealth Holdings, Inc.

/s/ Rusty Moore
By: D.M. “Rusty” Moore
Title: CEO

/s/ Michael Dugan
Michael Dugan

/s/ Ann Dugan
Ann Dugan

Confidential and Proprietary

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